Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Equity and Cash Incentive Plan of Artivion, Inc. of our reports dated February 28, 2025, with respect to the consolidated financial statements of Artivion, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Artivion, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
August 8, 2025